Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the Supreme Industries, Inc. Amended and Restated 2004 Stock Option Plan of our report dated February 1, 2008, on the consolidated financial statements and financial statement schedule of Supreme Industries, Inc. and its subsidiaries, which report is included in the Form 10-K for Supreme Industries, Inc. for the year ended December 29, 2007.

/s/ Crowe Horwath, LLP
Crowe Horwath, LLP

South Bend, Indiana

January 28, 2009